As filed with the Securities and Exchange Commission on July 24, 1997
                                                       Registration No. 333-
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                             ----------------------


                               SCAN-GRAPHICS, INC.
             (Exact Name of Registrant as Specified in its Charter)

            Pennsylvania                                  95-4091769
   (State or Other Jurisdiction of                     (I.R.S. Employer
   Incorporation or Organization)                       Identification No.)


                         649 North Lewis Road, Suite 220
                          Limerick, Pennsylvania 19468
                                 (610) 495-6701
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)

                              LAURENCE L. OSTERWISE
                       President, Chief Executive Officer
                               Scan-Graphics, Inc.
                         649 North Lewis Road, Suite 220
                          Limerick, Pennsylvania 19468
                                 (610) 495-6701
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   Copies to:
                                 JAY WEIL, ESQ.
                    Lowenthal, Landau, Fischer & Bring, P.C.
                                 250 Park Avenue
                            New York, New York 10177
                                 (212) 986-1116
                          Facsimile No. (212) 986-0604


Approximate Date of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being r gistered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registrat on statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration stat ment for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                                                  Proposed
                                                                             Proposed             Maximum
                                                                             Maximum             Aggregate            Amount of
                                                      Amount to be       Aggregate Price          Offering          Registration
Title of Shares to be Registered                      Registered(1)        per Unit(2)            Price(2)               Fee
------------------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock, par value $.001                 6,061,270             $2.875             $17,426,152          $5,280.65
per share
====================================================================================================================================


(1) 6,046,270 of such shares are reserved for issuance upon exercise of outstanding warrants and conversion of convertible promissory notes held by certain of the Selling Shareholders, which shares of Common Stock are being offered pursuant to the Registration Statement. This Registration Statement also covers such indeterminate number of additional shares of Common Stock as may be issuable upon the exercise of such warrants or conversion of such convertible promissory notes as a result of future stock dividends, stock distributions, stock splits and similar capital readjustments.
(2)      Estimated solely for purposes of calculating the registration fee.


                      ------------------------------------



         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                               SCAN-GRAPHICS, INC.

                              Cross Reference Sheet



Form S-3 Item Nos. and Caption                               Prospectus Caption
----------------------------------------------------   -------------------------

1.  Forepart of Registration Statement and Outside
    Front Cover Page of Prospectus..................   Outside Front Cover Page

2.  Inside Front and Outside Back Cover Pages of
    Prospectus......................................   Inside Front and Outside
                                                       Back Cover Pages

3.  Summary Information, Risk Factors, and Ratio
    of Earnings to Fixed Charges....................   The Company; Risk Factors

4.  Use of Proceeds.................................   Use of Proceeds

5.  Determination of Offering Price.................   *

6.  Dilution........................................   *

7.  Selling Security Holders........................   Selling Shareholders

8.  Plan of Distribution............................   Outside Front Cover Page;
                                                       Plan of Distribution

9.  Description of Securities to be Registered......   Outside Front Cover Page
                                                       of Prospectus; Incorpora-
                                                       tion of Certain Documents
                                                       By Reference

10. Interests of Named Experts and Counsel..........   *

11. Material Changes................................   Recent Developments

12. Incorporation of Certain Information by
    Reference.......................................   Incorporation of Certain
                                                       Documents By Reference

13. Disclosure of Commission Position on
    Indemnification for Securities Act Liabilities..   *

---------------------------

*  Not applicable.

PROSPECTUS

                                6,061,270 Shares

                               SCAN-GRAPHICS, INC.

                                  Common Stock
                                ($.001 Par Value)
                      ------------------------------------



     The shares offered hereby (the "Shares") consist of 1,976,000 shares of common stock, $.001 par value per share (the "Common Stock") of Scan-Graphics, Inc., a Pennsylvania corporation (the "Company"), issuable upon the conversion of certain outstanding convertible notes of the Company (the "1997 Convertible Notes"), 4,070,270 shares of Common Stock issuable upon the exercise of common stock purchase warrants ("Warrants") and 15,000 Shares held by one person who acquired such Shares upon exercise of Warrants.

     The Shares may be offered from time to time by the Selling Shareholders identified herein. See "Selling Shareholders." The Selling Shareholders offering Shares covered by this Prospectus include the Company's Director of Finance. Except for the exercise price of the Warrants, the Company will not receive any part of the proceeds from the sale of the Shares. All expenses of registration incurred in connection herewith are being borne by the Company, but all selling and other expenses incurred by the Selling Shareholders will be borne by the Selling Shareholders.

     The Selling Shareholders have not advised the Company of any specific plans for the distribution of the Shares covered by this Prospectus, but it is anticipated that the Shares will be sold from time to time primarily in transactions (which may include block transactions) on the National Association of Securities Dealers Automated Quotation ("NASDAQ") System at the market price then prevailing, although sales may also be made in negotiated transactions or otherwise. The Selling Shareholders and the brokers and dealers through whom sale of the Shares may be made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and their commission or discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."

     The Company's Common Stock is traded in the over-the-counter market and quoted on NASDAQ under the symbol "SCNG." On July 21, 1997, the closing bid price of the Common Stock was $2.91.

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 3.

                               ------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
                    ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                               ------------------


             The date of this Prospectus is __________________, 1997

     No dealer, salesman or other person has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this Prospectus, in connection with the offering contained herein, and, if given or made, such information and representations must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.

     A registration statement on Form S-3 in respect of the Shares offered by this Prospectus (the "Registration Statement") has been filed with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street, N.W., Washington, D.C. 20549, under the Securities Act of 1933, as amended (the
"Securities Act"). This Prospectus does not contain all of the information contained in such Registration Statement, certain portions of which have been omitted herefrom pursuant to the rules and regulations of the Commission. Accordingly, additional information concerning the Company and the Shares is included in the Registration Statement, including the exhibits thereto, which may be inspected at the Public Reference Section of the Commission.


                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Commission. These reports, proxy statements and other information may be inspected and copied at the public reference facility maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices:
Northeast Regional Office, 7 World Trade Center, New York, New York 10048, and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60621-2511. Copies of such material may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Electronic registration statements filed through the Electronic Data Gathering, Analysis and Retrieval system are publicly available through the Commission's Web site at http://www.sec.gov.

                                   THE COMPANY


     Scan-Graphics, Inc., a Pennsylvania corporation (the "Company"), is a provider of Geographic Information Systems ("GIS") database management software products and is a pioneer and leader in scanning and image processing technology, large document scanners, backfile conversion services, and imaging software and systems. The Company markets its products internationally through systems integrators and distributors. The Company's principal offices are located at 649 North Lewis Road, Limerick, Pennsylvania 19468, and its telephone number at that address is (610) 495-6701.


                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully by prospective investors in evaluating the Company and its business before purchasing the Shares offered by the
Prospectus:

     History of Operating Losses. The Company has a history of losses. Other than for achieving a nominal net operating profit for the fiscal year ended December 31, 1992, the Company has incurred net operating losses in 1988 and in each year thereafter. As of March 31, 1997, the Company had accumulated losses (deficit) of approximately $14,656,000 and a positive net worth of approximately $2,548,000. There are no material adverse trends known to the Company which will continue to affect the Company's operations. The Company has taken steps to improve its results from operations and financial condition by acquiring Sedona GeoServices, Inc. ("Sedona") in July 1995 and Tangent Engineering, Inc. ("Tangent") in December 1995, raising capital through the private placement of its securities, expanding sales distribution channels for its products and introducing new products into the market. There exist uncertainties as to product acceptance and the potential market for the Company's new products, including those of its subsidiaries, Sedona and Tangent, and, as a result, there can be no assurance that the Company will be able to reverse the operating loss trend or assure future profitability.

     Effect of Offering on Market Price of Common Stock. The number of shares of Common Stock being offered pursuant to this Prospectus by the Selling
Shareholders, including the number of shares issuable upon exercise of the Warrants and conversion of the 1997 Convertible Notes, represents approximately 39% of the total Common Stock outstanding as of July 18, 1997. See "Selling Shareholders." Each Selling Shareholder intends to offer its Common Stock at such time and in such manner as it deems appropriate. There are no agreements between the Selling Shareholders and the Company with respect to the sale of Common Stock, and the Company knows of no agreements among the Selling Shareholders. The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. See "Plan of Distribution."

     No Assurance of Active Public Market; Possible Volatility of Stock Price; No Dividends. Prior to the date of this Prospectus, there has been an active public market for the Company's Common Stock, but there can be no assurance that an active public market will be sustained. Additionally, the market price for the Company's Common Stock has been volatile. The Company has not paid any cash dividends on its Common Stock and does not anticipate paying any such dividends in the foreseeable future.

     Need for Additional Funding. The Company will not receive any of the proceeds from the sale of Shares by the Selling Shareholders. In the event that some or all of the Warrants were to be exercised, the Company would receive the net proceeds upon such exercises. See "Use of Proceeds." The Company believes that cash from operations along with the net proceeds from the exercise of the Warrants, if any, together with cash in excess of $3,500,547 as of June 1, 1997, will be sufficient to enable it to conduct its operations as currently contemplated for a period of at least two years. The Company also believes it may need to raise substantial additional funds to support its long-term growth, in which case the Company may seek additional funding through public or private sales of its securities, including equity securities. There can be no assurance, however, that such additional funds will be available when needed, or on terms acceptable to the Company, if at all. See "History of Operating Losses."

     Net Operating Loss Carryforwards. As of December 31, 1996, the Company had net operating loss carryforwards ("NOLs") for federal income tax purposes aggregating approximately $11.7 million. These NOLs, if unused, will expire between 1999 and 2009. At December 31, 1996 the related deferred tax asset amounts to approximately $5.2 million and has been entirely offset by a valuation allowance of $5.2 million. As discussed above in "History of Operating Losses," the Company has taken steps that it believes will improve its results of operations, but there exist uncertainties as to product acceptance and the potential market for its new products, and, as a result, there can be no assurance that the Company will be able to reverse the operating loss trend or assure future profitability. Also, Section 382 of the Internal Revenue Code of 1986, as amended (the "Code") imposes an annual limitation on the amount of taxable income that may be offset by net operating loss carryforwards of a corporation if the losses giving rise to the net operating loss carryforwards were incurred before an "ownership change." The use by the Company of the NOLs to offset future taxable income will be limited by Section 382 of the Code and may be limited by other provisions of the Code. The Company believes that this offering will not trigger an ownership change under Section 382. The Internal Revenue Service may dispute the amount of the NOLs, may disagree with the Company's interpretation of how Section 382 applies to limit its use of the NOLs and may contend that limitations contained in the Code, other than those discussed above, apply to the Company's NOLs. Therefore, no assurances can be given with respect to the existence or potential use of the Company's NOLs.

     NASDAQ Listing Requirements. For continued inclusion on the NASDAQ System, the Company must meet certain qualification requirements. Among these criteria are the following requirements: (1) the issue has at least two registered and active market makers; (2) the Company has total assets of at least $2 million;
(3) the Company has capital and surplus of at least $1 million; (4) the minimum bid price per share is at least $1; (5) there are at least 300 holders of the common stock; and (6) there are at least 100,000 publicly held shares with a market value of at least $200,000. The Company currently meets the continued inclusion requirements of the NASDAQ System. However, if the Company continues to suffer operating losses without additional infusions of capital, of if NASDAQ raises its minimum listing requirements, the Company may be subject to delisting of its Common Stock, which could have a material adverse effect on the market price of the Common Stock.

     Dependence on Key Personnel. The Company is dependent upon the efforts, ability and experience of several key members of its management for the successful operation and development of its business. In addition, the Company believes that its future success will depend in large part upon its ability to attract and retain technically qualified personnel with backgrounds in engineering, software development, production and marketing. There can be no assurance that the Company will be able to retain key employees. The loss of the services of one or more key employees could have a material adverse effect on the Company's business.

     Exercise of Warrants and Options and Conversion of Series C Stock and Convertible Notes. As of June 30, 1997, there were outstanding warrants to purchase 7,062,389 shares of Common Stock, of which warrants to purchase an aggregate of 5,537,682 shares of Common Stock were immediately exercisable. The outstanding warrants are exercisable at prices ranging from approximately $0.38 to $4.00 per share. The weighted average exercise price of all outstanding warrants as of June 30, 1997 was approximately $3.16 per share. As of such date, there were also outstanding options to purchase 1,633,471 shares of Common Stock, of which options to purchase 1,061,805 shares of Common Stock were immediately exercisable. All of these options were issued to officers, directors, employees and contractors of the Company and are exercisable at prices ranging from approximately $0.46 to $4.06 per share. The weighted average exercise price of all options outstanding as of June 30, 1997 was approximately $2.42 per share. As of June 30, 1997 there were outstanding 102,000 shares of Class A Convertible Preferred Stock Series C, par value $10.00 per share ("Series C Stock") having an aggregate liquidation preference of approximately $1,169,000, all of which shares were subscribed for during the period from June to September in 1995. Commencing two years after the date it was subscribed and paid for each outstanding share of Series C Stock is convertible into a number of shares of Common Stock at a rate based upon 50% of the average quoted daily closing bid price of the Common Stock for a period of 20 trading days immediately preceding the giving by the holder to the Company of a notice of conversion, but the conversion rate shall in no event be greater than one share of Common Stock for every $.50 of liquidation preference of the Series C Stock or less than one share of Common Stock for every $2.50 of liquidation preference of the Series C Stock. The liquidation preference of the Series C Stock includes accrued and unpaid dividends on such Series C Stock. Based upon an assumed conversion rate of one share for every $.50 of liquidation preference, the shares of Series C Stock outstanding as of June 30, 1997 (including accrued dividends on such shares through such date), will be convertible into an aggregate of 2,338,000 shares of Common Stock. Assuming no dividends are paid on such shares for three years from the date of subscription and payment therefor and assuming the same conversion rate, an aggregate of 2,529,600 shares of Common Stock would be issuable in respect of such shares. As of June 30, 1997 there were outstanding 1997 Convertible Notes in the aggregate principal amount of $5,200,000 which on and after September 30, 1997 shall be convertible into Common Stock at a rate of one share of Common Stock for an amount of principal and accrued interest of the Convertible Note equal to the lesser of $7.00 or the Applicable Percentage (defined below) of the average closing bid price of a share of Common Stock during the five trading days immediately preceding the date of such conversion. (The Applicable Percentage for any such conversion is 90% minus 1% for each full $.20 by which the conversion price for such conversion is greater than $4.00.) Based on the average closing bid price for the five trading days ended July 18, 1997, the entire outstanding principal of the 1997 Convertible Notes would be convertible (after the date the 1997 Convertible Notes become convertible into Common Stock) into an aggregate of 1,946,108 shares of Common Stock. While outstanding warrants and options are exercisable and the shares of Series C Stock are convertible, the holders thereof have the opportunity to profit from a rise in the market price of the Common Stock. The Company may find it more difficult to raise additional equity capital while the warrants, options and Series C Stock are outstanding.

     Technological Obsolescence. The Company maintains continuous research and development programs with the goal of maintaining its software and scanner products as technically strong competitive offerings to their respective markets. The Company has incurred research and development expenses of approximately $744,000, $582,000 and $783,000, which amounted to 14.7%, 11.7%
and 15.5% of its total revenues for the years 1996, 1995 and 1994, respectively. The Company anticipates research and development expenses of approximately 21% of total revenues in 1997 and approximately 15% of total revenues in 1998. Although the Company intends to continue its on-going research and development efforts, the Company's competitors might succeed in developing technologies and products that are more attractive than any that are being developed and marketed by the Company or that would otherwise render the Company's technology and products obsolete or noncompetitive.

     Competition. The GIS, scanning and image processing industries are highly competitive. The Company competes with a number of competitors, many of which have substantially greater financial and marketing resources than the Company. The Company offers an advanced line of GIS software and large format scanners and imaging software through a variety of domestic and international distribution channels. There can be no assurance that the Company will not encounter competition in the future which will limit the Company's ability to maintain and increase its position in the market for its products or otherwise adversely affect the Company's business. The Company has only recently begun to compete in the GIS software market and there can be no assurance that the Company will be able to successfully compete with its more established competitors.

                                 USE OF PROCEEDS

     In the event that all of the Company's outstanding warrants and options were to be exercised, the net proceeds to the Company upon such exercises, estimated at approximately $26,306,725, would be used for product development, sales and marketing expenses, working capital and for general corporate purposes. The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders.

     Prior to expenditure, the net proceeds from the exercise of the warrants and options will be invested in high grade short and intermediate term interest bearing investments.

                               RECENT DEVELOPMENTS

     In June, 1997 the Company consummated the sale to certain Selling Shareholders for an aggregate purchase price of $5,200,000, of an aggregate of
(a) $5,200,000 principal amount of the Company's 7% Convertible Notes due May 31, 1999 (herein referred to as the "1997 Convertible Notes") and (b) Warrants to purchase an aggregate of 900,016 Shares for $4.00 per share at any time until June 1, 2001 (subject to earlier termination of he exercise period in certain circumstances). The net proceeds of the sale of such securities are being used for working capital.

                              SELLING SHAREHOLDERS

     The following table sets forth as of June 30, 1997, information regarding the beneficial ownership of Common Stock held by the Selling Shareholders who may resell the Shares pursuant to this Prospectus as of such date, the number of Shares registered to permit sales from time to time by such Selling Shareholders, and the total beneficial ownership of shares of Common Stock if all such Shares so registered should be sold by the Selling Shareholders.


                                                                             Total Number
                                                                             of Shares to                     Total Number of
                                                                            be Offered for                     Shares to be
                                            Shares Beneficially                Selling                      Beneficially Owned
        Name of Selling                       Owned Prior to                Shareholder's                   Upon Completion of
          Shareholder                           Offering**                    Account**                        Offering (1)
---------------------------------       ---------------------------     ----------------------        ------------------------------
                                                                                                            Number         Percent
                                                                                                      ------------------------------
Stephen J. Harmelin (2)                          10,000(3)                     10,000                           0              *
Joseph Jacovini (4)                              15,000(5)                     15,000                           0              *
Dilworth Paxson Kalish &                         12,500(7)                     12,500                           0              *
   Kauffman, LLP (6)
Harry Kalish (8)                                 12,500(9)                     12,500                           0              *
Denis P. Kelly (10)                              25,000(11)                    25,000                           0              *
Ronald B. MacIntyre (12)                         25,000(13)                    25,000                           0              *
Richard L. Rex (14)                              61,000(15)                    51,000                      10,000              *
William C. Hubbard (16)                         259,000(17)                    50,000                     209,000              *

Berardi & DeAngelo                              200,000(19)                   200,000                           0              *
   Consultants, Inc. (18)
Killeba Holdings, S.A.                          387,100(20)                   179,322                     207,778              *
Abraham S. Elias                                 13,548(21)                     7,769                       5,779              *
Mueller Trading LP                                1,935(22)                     1,233                         702              *
Ruthy Halima                                      1,935(23)                     1,118                         817              *
Wolowitz Pension Fund                             5,806(24)                     3,669                       2,137              *
Moshe Mueller                                     1,935(25)                     1,257                         678              *
Clifton Management &                              1,935(26)                     1,223                         712              *
   Trading, Inc.
Samuel Shapiro                                    1,935(27)                     1,077                         858              *
OHR Somayach                                      9,677(28)                     5,068                       4,609              *
   Tanenbaum Education
   Center
Mirrer Yeshiva Central                            9,677(29)                     6,114                       3,563              *
   Institute
Rita Folger                                      74,663(30)                    67,890                       6,773              *
Seth Antine                                       3,871(31)                     2,446                       1,425              *
Mark Nordlicht                                  283,168(32)                   246,496                      36,672              *
Jules Nordlicht                                 539,239(33)                   505,372                      33,867              *
Chesed Avraham                                   94,018(34)                    80,471                      13,547              *
Mark Fisher                                      19,355(35)                    12,113                       7,242              *
Leonard J. Adams                                 19,355(36)                    12,560                       6,795              *
Wayne Saker                                      19,355(37)                    12,560                       6,795              *
Israel Trading Fund, Ltd.                        58,065(38)                    27,404                      30,661              *
Yeshiva Beth Mikroh                              19,355(39)                    12,582                       6,773              *
Dalton Trading, S.A.                            154,840(40)                    96,901                      57,939              *
Reuven Dessler                                   19,355(41)                    12,346                       7,009              *


                                     Page 7



                                                                             Total Number
                                                                             of Shares to                     Total Number of
                                                                            be Offered for                     Shares to be
                                            Shares Beneficially                Selling                      Beneficially Owned
        Name of Selling                       Owned Prior to                Shareholder's                   Upon Completion of
          Shareholder                           Offering**                    Account**                        Offering (1)
---------------------------------       ---------------------------     ----------------------        ------------------------------
                                                                                                            Number         Percent
                                                                                                      ------------------------------
The NAIS Corp.                                    1,935(42)                     1,223                         712              *
American Stock Transfer                          38,710(43)                    24,225                      14,485              *
   & Trust Company
Laura Huberfeld/Naomi                          193,550 (44)                   121,127                      72,423              *
   Bodner Partnership
Millenco L.P.                                  663,696 (45)                   663,696                           0              *
Ace Foundation                                 553,080 (46)                   553,080                           0              *
Saleslink LTD                                  331,848 (47)                   331,848                           0              *
The Jerusalem Fund                              55,308 (48)                    55,308                           0              *
Karfunkel Family                                55,308 (48)                    55,308                           0              *
  Foundation
Jack Rudman                                     55,308 (48)                    55,308                           0              *
Moses Elias                                     55,308 (48)                    55,308                           0              *
Mr. & Mrs. Moshe                                55,308 (48)                    55,308                           0              *
  Lehrfield
Jeremy Fineberg                                 55,308 (48)                    55,308                           0              *
Andreas Typaldos                                55,308 (48)                    55,308                           0              *
S. Sandor Brull                                 55,308 (48)                    55,308                           0              *
Bodenhimer Foundation                           55,308 (48)                    55,308                           0              *
Abraham Ziskind                                 55,308 (48)                    55,308                           0              *
Broad Capital Associates,                    2,100,000 (50)                 2,100,000                           0              *
  Inc. (49)
Sales Resources                                 15,000                         15,000                           0              *
  Consultants, Inc. (51)


*    Indicates less than 1%.

** Except as otherwise noted, all shares are beneficially owned, and sole voting and investment power is held by the person named.

(1) Assuming the sale of all Shares listed in the "Total Number of Shares to be Offered for Selling Shareholder's Account" column. Also assumes that none of the Selling Shareholders sell securities not listed in such column or purchase additional securities.

(2) Mr. Harmelin has provided certain business development consulting services to the Company.

(3)  Includes 10,000 shares issuable upon exercise of outstanding warrants.

(4) Mr. Jacovini has provided certain business development consulting services to the Company.

(5)  Includes 15,000 shares issuable upon exercise of outstanding warrants.

(6) Dilworth Paxson Kalish & Kauffman, LLP has provided certain business development consulting services to the Company.

(7)  Includes 12,500 shares issuable upon exercise of outstanding warrants.


                                     Page 8


(8) Mr. Kalish has provided certain business development consulting services to the Company.

(9)  Includes 12,500 shares issuable upon exercise of outstanding warrants.

(10) Mr. Kelly is Director of Finance of the Company.

(11) Includes 25,000 shares issuable upon exercise of outstanding warrants.

(12) Mr. MacIntyre is Group Vice President of the Company.

(13) Includes 25,000 shares issuable upon exercise of outstanding warrants.

(14) Mr. Rex is President of Tangent Imaging Systems, a division of the Company.

(15) Includes 51,000 shares issuable upon exercise of outstanding warrants.

(16) Mr. Hubbard is an Executive Vice President of the Company.

(17) Includes 100,000 shares issuable upon exercise of outstanding warrants.

(18) Berardo  &  DeAngelo  Consultants,   Inc.  has  provided  certain  business
     development consulting services to the Company.

(19) Includes 200,000 shares issuable upon exercise of outstanding warrants.

(20) Includes 387,100 shares issuable upon exercise of outstanding warrants.

(21) Includes 13,548 shares issuable upon exercise of outstanding warrants.

(22) Includes 1,935 shares issuable upon exercise of outstanding warrants.

(23) Includes 1,935 shares issuable upon exercise of outstanding warrants.

(24) Includes 5,806 shares issuable upon exercise of outstanding warrants.

(25) Includes 1,935 shares issuable upon exercise of outstanding warrants.

(26) Includes 1,935 shares issuable upon exercise of outstanding warrants.

(27) Includes 1,935 shares issuable upon exercise of outstanding warrants.

(28) Includes 9,677 shares issuable upon exercise of outstanding warrants.

(29) Includes 9,677 shares issuable upon exercise of outstanding warrants.

(30) Includes 36,663 shares issuable upon exercise of outstanding warrants and 38,000 shares issuable upon conversion of convertible notes.

(31) Includes 3,871 shares issuable upon exercise of outstanding warrants.

(32) Includes 131,168 shares issuable upon exercise of outstanding warrants and 152,000 shares issuable upon conversion of convertible notes.

(33) Includes 235,239 shares issuable upon exercise of outstanding warrants and 304,000 shares issuable upon conversion of convertible notes.


                                     Page 9



(34) Includes 56,018 shares issuable upon exercise of outstanding warrants and 38,000 shares issuable upon conversion of convertible notes.

(35) Includes 19,355 shares issuable upon exercise of outstanding warrants.

(36) Includes 19,355 shares issuable upon exercise of outstanding warrants.

(37) Includes 19,355 shares issuable upon exercise of outstanding warrants.

(38) Includes 58,065 shares issuable upon exercise of outstanding warrants.

(39) Includes 19,355 shares issuable upon exercise of outstanding warrants.

(40) Includes 154,840 shares issuable upon exercise of outstanding warrants.

(41) Includes 19,355 shares issuable upon exercise of outstanding warrants.

(42) Includes 1,935 shares issuable upon exercise of outstanding warrants.

(43) Includes 38,710 shares issuable upon exercise of outstanding warrants.

(44) Includes 193,550 shares issuable upon exercise of outstanding warrants.

(45) Includes 207,696 shares issuable upon exercise of outstanding warrants and 456,000 shares issuable upon conversion of convertible notes.

(46) Includes 173,080 shares issuable upon exercise of outstanding warrants and 380,000 shares issuable upon conversion of convertible notes.

(47) Includes 103,848 shares issuable upon exercise of outstanding warrants and 228,000 shares issuable upon conversion of convertible notes.

(48) Includes 17,308 shares issuable upon exercise of outstanding warrants and 38,000 shares issuable upon conversion of convertible notes.

(49) Broad Capital Associates, Inc. has provided certain consulting services to the Company.

(50) Includes 2,100,000 shares issuable upon exercise of outstanding warrants.

(51) Sales Resources Consultants, Inc. has provided certain consulting services to the Company.


                              PLAN OF DISTRIBUTION

     In connection with a private placement of convertible notes and warrants completed in April 1996 the Company became obligated to register the Common Stock to be issued upon conversion of the convertible notes and exercise of the warrants. The resale of the shares of Common Stock issued upon conversion of the convertible notes and certain shares of Common Stock issued upon exercise of the warrants was registered pursuant to the Company's Registration Statement on Form S-3 (File No. 333-3719). The resale of certain additional shares of Common Stock which may be issued upon exercise of warrants sold in such private placement have been registered pursuant to the Registration Statement on Form S-3 of which this Prospectus constitutes a part.

     On April 8, 1997 the Company entered into a Consulting Agreement with Broad Capital Associates Inc. ("Broad") pursuant to which it issued to Broad a warrant to purchase 2,100,000 shares of Common Stock and agreed to register the Common Stock to be issued upon exercise of such warrant.

     In connection with a private placement of the 1997 Convertible Notes and warrants completed in June 1997 the Company became obligated to register the Common Stock to be issued upon conversion of the 1997 Convertible Notes, including accrued interest thereon, and exercise of the warrants.

     The remainder of the Common Stock covered in this Prospectus has been included as a result of the exercise of piggy-back registration rights granted to certain of the Selling Shareholders.

     The Shares owned by or to be acquired by the Selling Shareholders upon exercise of Warrants may be sold from time to time by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest.

     The Selling Shareholders may sell some or all of the Shares in transactions involving broker-dealers, who may act as agent or acquire the Shares as principal. Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Shareholders (and, if they act as agent for the purchaser of such Shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Shareholders. Broker- dealers may agree with the Selling Shareholders to sell a specified number of Shares at a stipulated price per Share and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Shareholders, to purchase as principals any unsold Shares at the price required to fulfill the respective broker-dealer's commitment to the Selling Shareholders. Broker-dealers who acquire Shares as principals may thereafter resell such Shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchases of such Shares commissions. The Selling Shareholders also may sell some or all of the Shares directly to purchasers without the assistance of any broker-dealer.

     The Company is bearing all costs relating to the registration of the Shares. Any commissions or other fees payable to broker-dealers in connection with any sale of the Shares will be borne by the Selling Shareholders or other party selling such Shares.

     Upon the Company's being notified by the Selling Shareholders that any material arrangement has been entered into with a broker-dealer or underwriter for the sale of a material portion of the Shares covered by this Prospectus, a post-effective amendment will be filed setting forth the name of the participating broker-dealer(s) or underwriters, the number of Shares involved, the price at which such Shares were sold by the Selling Shareholders, the commissions paid or discounts or concessions allowed by the Selling Shareholders to such broker-dealer(s)or underwriters, and where applicable, that such broker-dealer(s) or underwriters did not conduct any investigation to verify the information set out in this Prospectus. Any future offering via broker-dealers or underwriters of a material portion of the Shares covered by this Prospectus would be contingent upon the effectiveness of such post-effective amendment and clearance by the National Association of Securities Dealers, Inc. of the proposed underwriting compensation arrangements.

                                  LEGAL OPINION

     The validity of the Shares offered hereby will be passed upon for the Company by Dilworth, Paxson, Kalish & Kauffman LLP.

                                     EXPERTS

     The financial statements and schedule incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in its report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents or portions of documents filed by the Company with the Commission are incorporated by reference in this Prospectus.

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

     (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

     (c) All other reports pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the Company's fiscal year ended December 31, 1996.

     (d) The description of the Company's Common Stock which is contained in the Company's Registration Statement on Form 8-B filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such description.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

     Any statement contained in a document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written requests for copies should be directed to Denis P. Kelly, Director of Finance, Scan-Graphics, Inc., 649 North Lewis Road, Limerick, PA 19468.

=====================================    =======================================






                                                          6,061,270 Shares


                                                         SCAN-GRAPHICS, INC.


                                                            Common Stock


      -------------------



       TABLE OF CONTENTS
                               Page
                                                       -----------------------
Available Information.............2
The Company.......................3
Risk Factors......................3
Use of Proceeds...................5                           PROSPECTUS
Recent Developments ..............6
Selling Shareholders..............7
Plan of Distribution ............11                    -----------------------
Legal Opinion....................12
Experts......................... 12
Incorporation of Certain
   Documents by Reference........12


      -------------------




                                                        _______________, 1997





=====================================    =======================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution*

Registration fee - Securities and Exchange Commission                   $
Printing.............................................................
Accounting fees......................................................   **
Legal fees...........................................................   **
Miscellaneous........................................................   **
     Total...........................................................   **

*    No portion of these expenses will be borne by the Selling Shareholders
**   To be filed by amendment.



Item 15.  Indemnification of Directors and Officers.

     The Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any pending, threatened or completed action or proceeding, and permits such indemnification against expenses (including attorney's fees) incurred by them in connection with any pending, threatened or completed derivative action, if the director or officer has acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Pennsylvania law requires that a corporation indemnify its directors and officers against expenses (including attorney's fees) actually and reasonably incurred by them in connection with any action or proceeding, including derivative actions, to the extent that such person has been successful on the merits or otherwise in defense of the action or in defense of any claim, issue or matter therein. Furthermore, Pennsylvania law provides that expenses incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the corporation.

     In Pennsylvania, the statutory provisions for indemnification and advancement of expenses are non-exclusive with respect to any other rights, such as contractual rights or under a by-law or vote of shareholders or disinterested directors, to which a person seeking indemnification or advancement of expenses may be entitled. Such contractual or other rights may, for example, under Pennsylvania law, provide for indemnification against judgments, fines and amounts paid in settlement incurred by the indemnified person in connection with derivative actions. Pennsylvania law permits such derivative action indemnification in any case except where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

     The provisions of Article VII of the Company's By-laws require or authorize indemnification of officers and directors in all situations in which it is not expressly prohibited by law. At the present time, the limitations on indemnification would be dictated by the BCL and related legislation, which prohibit indemnification where the conduct is determined by a court to constitute willful misconduct or recklessness. Subject to these statutory limitations, the By-laws specifically authorize indemnification against both judgments and amounts paid in settlement of derivative suits. These provisions also authorize indemnification for negligence or gross negligence and for punitive damages and certain liabilities incurred under the federal securities laws. The By-laws also prohibit indemnification attributable to receipt from the Company of a personal benefit to which the recipient is not legally entitled.

     Under the indemnification provisions of the By-laws a person who has incurred an indemnifiable expense or liability would have a right to be indemnified, and that right would be enforceable against the Company as long as indemnification is not prohibited by law. To the extent indemnification is permitted only for a portion of a liability, the By-laws also require the Company to indemnify such portion.

     Section 7.03 of the By-laws provides that the financial ability of a person to be indemnified to repay an advance of indemnifiable expenses is not a prerequisite to the making of the advance.

     Section 7.06 of the By-laws provides that any dispute concerning a person's right to indemnification or advancement of expenses thereunder will be resolved only by arbitration by three persons, each of whom is required to have been a director or executive officer of a corporation whose shares, during at least one year of such service, were listed on the New York Stock Exchange or the American Stock Exchange or were quoted on the NASDAQ system. The Company also is obligated to pay the expenses (including attorney's fees) incurred by any person who is successful in the arbitration. The arbitration provisions effectively waive the Company's right to have a court determine the unavailability of indemnification in cases involving willful misconduct or recklessness.

     Section 7.07 of the By-laws provides that in circumstances in which indemnification is held to be unavailable, the Company must contribute to the liabilities to which a director or officer may be subject in such proportion as is appropriate to reflect the intent of the indemnification provisions of the By-laws. Since the foregoing provisions purport to provide partial relief to directors and officers in circumstances in which the law or public policy is construed to prohibit indemnification, substantial uncertainties exist as to the enforceability of the provisions in such circumstances.

     Section 7.10 of the By-laws also contains provisions stating that the indemnification rights thereunder are not exclusive of any other rights to which the person may be entitled under any statute, agreement, vote of shareholders or disinterested directors or other arrangement.

     All future directors and officers of the Company automatically would be entitled to the protections of the indemnification provisions of the By-laws at the time they assume office.

     Pennsylvania law permits a corporation to purchase and maintain insurance on behalf of any director or officer of the corporation against any liability asserted against the director or officer and incurred in such capacity, whether or not the corporation would have the power to indemnify the director or officer against such liability. The directors and officers of the Company are not currently covered as insureds under a directors' and officers' liability insurance policy.

Item 16. Exhibits.


      Number          Description

       4.1            Articles of Incorporation.  Incorporated by reference to
                      Exhibit 3.1 to the Company's Current Report on Form 8-K dated June 15, 1992.

       4.2 By-laws. Incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K, dated June 15, 1992.

       4.3            Form of Private Placement Purchase Agreement for
                      Warrants. Incorporated by reference to Exhibit 4.5 to the Company's Registration Statement on Form S-3 (File No. 333-3719).

      *4.4            Form of Private Placement Purchase Agreement for
                      Warrants.

      *4.5            Warrant to  purchase  2,100,000  shares of Common
                      Stock, dated April 8, 1997, issued to Broad Capital Associates, Inc.

      *5.1            Opinion of Dilworth, Paxson, Kalish & Kauffman LLP.

     *23.1            Consent of BDO Seidman, LLP.

     *23.2 Consent of Dilworth, Paxson, Kalish & Kauffman LLP is included in Exhibit 5.1.

     *24.1 Powers of Attorney (contained on signature page of Registration Statement).


----------------------


*    Filed herewith

Item 17.  Undertakings.

     The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement including (but not limited to) any addition of a managing underwriter, provided, however, that he undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
          Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relative to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  The   undersigned   registrant   hereby   undertakes  to  remove  from
registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

     (4) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of is counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Limerick, Commonwealth of Pennsylvania, on July 24, 1997.

                                       SCAN-GRAPHICS, INC.


                                       By:/s/ Laurence L.Osterwise
                                          -------------------------------
                                              Laurence L. Osterwise,
                                              President, Chief Executive Officer


                                POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Laurence
L. Osterwise and Michael Mulshine and each of them, as his lawful attorney-in-fact and agent, each with full power of substitution and resubstitution for him and in his name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the registrant any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates stated.


       Signature                        Title                       Date
---------------------------   ----------------------------   -------------------

/s/ Andrew E. Trolio          Chairman of the Board of          July 24, 1997
---------------------------   Directors
Andrew E. Trolio

/s/ Laurence L. Osterwise     President and Chief Executive     July 24, 1997
---------------------------   Officer
Laurence L. Osterwise

/s/ Denis P. Kelly            Director of Finance               July 24, 1997
---------------------------   (Principal Financial and
Denis P. Kelly                 Accounting Officer)

/s/Michael A. Mulshine        Director and Secretary            July 24, 1997
---------------------------
Michael A. Mulshine

/s/ David S. Hirsch           Director                          July 24, 1997
---------------------------
David S. Hirsch

/s/ James C. Sargent          Director                          July 24, 1997
---------------------------
James C. Sargent

/s/ R. Barry Borden           Director                          July 24, 1997
---------------------------
R. Barry Borden

/s/ Jack A. Pellicci          Director                          July 24, 1997
---------------------------
Jack A. Pellicci

                                  EXHIBIT INDEX


    Number          Description

     4.1            Articles of Incorporation.  Incorporated by reference to
                    Exhibit 3.1 to the Company's Current Report on Form 8-K dated June 15, 1992.

     4.2 By-laws. Incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K, dated June 15, 1992.

     4.3            Form of Private Placement Purchase Agreement for
                    Warrants. Incorporated by reference to Exhibit 4.5 to the Company's Registration Statement on Form S-3 (File No. 333-3719).

    *4.4            Form of Private Placement Purchase Agreement for
                    Warrants.

    *4.5            Warrant to  purchase  2,100,000  shares of Common
                    Stock, dated April 8, 1997, issued to Broad Capital Associates, Inc.

    *5.1            Opinion of Dilworth, Paxson, Kalish & Kauffman LLP.

   *23.1            Consent of BDO Seidman, LLP.

   *23.2 Consent of Dilworth, Paxson, Kalish & Kauffman LLP is included in Exhibit 5.1.

   *24.1 Powers of Attorney (contained on signature page of Registration Statement).

--------------------


*  Filed herewith

                                   EXHIBIT 4.4


                      PRIVATE PLACEMENT PURCHASE AGREEMENT



Scangraphics, Inc.
700 Abbott Drive
Broomall, PA  19008

        Re:  Purchase of Units

Gentlemen:

1. The undersigned ("Subscriber") has reviewed the filings which Scangraphics, Inc. (the "Company") has made with the Securities Exchange Commission during the past 12 months. The Company represents and warrants to the Subscriber that all such filings are correct and accurate in all material respects and in all material respects state all facts necessary to make such filings not misleading. Subscriber has had the opportunity to discuss the Company's affairs with the Company's officers.

2.   Sale of Units.

     (a) The Company hereby sells to Subscriber, and Subscriber hereby purchases from the Company, the number of Units set forth opposite Subscriber's name below. The purchase price of each Unit is $100,000, and is payable in cash concurrently with the execution and delivery hereof.

     (b) Each Unit consists of one Convertible Note in the principal amount of $100,000 (a "Note"), and one warrant (a "Warrant") to purchase 17,308 shares of common stock of the Company ("Common Stock") at an exercise price of $4 per share. The Note and the Warrant are in the forms of Exhibits A and B annexed hereto.

     (c) The term "Purchasers" as used herein means subscribers who in the aggregate are on this day purchasing Notes in the aggregate principal amount of 52 Units under agreements of the same tenor as this Agreement. The date as of which all Units have been sold is referred to herein as the "Completion Date."

3. So long as Subscriber owns any Notes or Warrants, Subscriber will not directly or indirectly (whether through affiliates or otherwise) engage in any short sale of Common Stock other than any sales of shares which Subscriber expects to receive upon conversion of the Note within the five business day period after such sale.

4.   Registration.

     (a) The Company will utilize its diligent efforts to file, on or before the 30th day after the Completion Date, or as soon thereafter as is possible with such diligent efforts, a registration statement on Form S-3 (the "Registration Statement") for the public sale by Subscriber of the shares which are issuable on conversion of the Notes and on exercise of the Warrants. The shares to be covered by the Registration Statement are collectively referred to as the "registered shares."

     (b) The Company shall use its diligent efforts to cause the Registration Statement to become effective not later than 90 days after the date of filing, and to remain effective for two years. The registration shall be accompanied by blue sky clearances in such states as Subscriber may reasonably request. The Company will not issue or commit to issue any shares of capital stock or securities convertible into capital stock (other than upon exercise of options or warrants issued heretofore), or borrow any money in public or private financings, until the close of business on the 45th business day after the date on which the Registration Statement is first declared effective.

     (c) The Company shall pay all expenses of the registration hereunder, other than Subscriber's underwriting discounts.

     (d) The Company shall supply to Subscriber a reasonable number of copies of all registration materials and prospectuses. The Company and Subscriber shall execute and deliver to each other indemnity agreements which are conventional in registered offerings of this type. The Subscriber shall reasonably cooperate with the Company in the preparation and filing of the Registration Statement and appropriate amendments thereto.

     (e) Subscriber may transfer a proportionate part of its registration rights to a limited number of permitted transferees of the Units or portion thereof.

5.   Securities Representations.

     (a) Subscriber represents and warrants that it is purchasing the Units solely for investment solely for its own account and not with a view to or for the resale or distribution thereof except as permitted under the Registration Statement.

     (b) Subscriber understands that it may sell or otherwise transfer the Units or the shares issuable on conversion of the Notes or the Warrants only if such transaction is duly registered under the Securities Act of 1933, as amended, under the Registration Statement or otherwise, or if Subscriber shall have received the favorable opinion of counsel to the holder, which opinion shall be reasonably satisfactory to counsel to the Company, to the effect that such sale or other transfer may be made in the absence of registration under the Securities Act of 1933, as amended, and registration or qualification in every applicable state. The certificates representing the aforesaid securities will be legended to reflect these restrictions, and stop transfer instructions will apply. Subscriber realizes that the Units are not a liquid investment.

     (c) Subscriber has not relied upon the advise of a "Purchaser Representative" (as defined in Regulation D of the Securities Act) in evaluating the risks and merits of this investment. Subscriber has the knowledge and experience to evaluate the Company and the risks and merits relating thereto.

     (d) Subscriber represents and warrants that Subscriber is an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated pursuant to the Securities Act of 1933, as amended, and shall be such on the date any shares are issued to the holder; Subscriber acknowledges that Subscriber is able to bear the economic risk of losing Subscriber's entire investment in the shares and understands that an investment in the Company involves substantial risks; Subscriber has the power and authority to enter into this agreement, and the execution and delivery of, and performance under this agreement shall not conflict with any rule, regulation, judgment or agreement applicable to the Subscriber; and Subscriber has invested in previous transactions involving restricted securities.

6.   Miscellaneous.

     This Agreement may not be changed or terminated except by written agreement. It shall be binding on the parties and on their personal representatives and permitted assigns. It sets forth all agreements of the parties. It shall be enforceable by decrees of specific performance (without posting bond or other security) as well as by other available remedies. This Agreement shall be governed by, and construed in accordance with, the laws of Pennsylvania. The federal and state courts sitting in the City of Philadelphia shall have exclusive jurisdiction over all matters relating to this Agreement. Trial by jury is expressly waived.

     All notices, requests, service of process, consents, and other communications under this Agreement shall be in writing and shall be deemed to have been delivered (i) on the date personally delivered or (ii) one day after properly sent by Federal Express, addressed to the respective parties at their address set forth in this Agreement or (iii) on the day transmitted by facsimile so long as a confirmation copy is simultaneously forwarded by Federal Express, in each case addressed to the respective parties at their address set forth in this Agreement. Either party hereto may designate a different address by providing written notice of such new address to the other party hereto as provided above.

7. Each party hereto shall be responsible for its own expenses with regard to the negotiation and execution of this Agreement.

Dated: _____________________________________

SUBSCRIBER:

signature: _________________________________

type or print name: ________________________

Address: ___________________________________

Fax No.

Social Security No.: _______________________

Number of Units: ___________________________

AGREED:

SCANGRAPHICS, INC.

BY__________________________________________



                                    EXHIBIT A

THIS NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED, DISPOSED OF OR OFFERED FOR SALE, IN WHOLE OR IN PART, IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THAT ACT COVERING THIS NOTE AND/OR THE COMMON STOCK ISSUABLE UPON CONVERSION THEREOF, OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO SCANGRAPHICS, INC., THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

$-------------------

                                CONVERTIBLE NOTE

                                  (the "Note")

                               SCANGRAPHICS, INC.


SCANGRAPHICS, INC., a Pennsylvania corporation (hereinafter called the "Corporation"), hereby promises to pay to the order of _______________ (hereinafter the "Holder") the principal sum of $____ on May 31, 1999. This Note shall accrue interest at the rate of 7% per annum payable quarterly on the first day of each calendar quarter commencing October 1, 1997 and on maturity.

1. This Note is being issued under a Private Placement Purchase Agreement between the Company and the Holder (the "Subscription Agreement"). The term "Registration Statement" shall have the meaning attributed thereto in the Subscription Agreement, and the term "Effective Date" means the date on which the Registration Statement shall be declared to be effective. "Completion Date" shall have the meaning ascribed thereto in the Subscription Agreement.

2.   Conversion Rights and Optional Redemption.

     (a) The principal and accrued interest on this Note is convertible by Subscriber from time to time after the 90th day after the Completion Date, in whole or in part, into shares of common stock of the Company ("Common Stock") at the lesser (the "Conversion Price") of $7.00 per share (the "Cap") or the Applicable Percentage (as hereinafter defined) of the average closing bid price (the "Average Price") of the Common Stock during the last five trading days prior to conversion.

     (b) The Applicable Percentage for any conversion is 90%, minus 1% for each full $.20 by which the Conversion Price for such conversion is greater than $4.00.

     (c) In the event that the Holder elects to exercise its conversion rights hereunder, such conversion shall be effective when Holder shall give to the Company written notice of such election (which may be effected by facsimile). Holder shall thereafter promptly surrender this Note to the Company for cancellation against payment of interest accrued through the date of conversion. The Company shall within five business days after conversion deliver to Holder a certificate for the Common Stock acquired by Holder upon such conversion.

     (d) If the Effective Date has not occurred by the 121st day after the Completion Date, then, in addition to the Holder's other remedies:

          (i) the interest rate under the Note shall be increased to 12% per annum (or, if less, the highest rate permitted by law) until the Effective Date, and

          (ii) at Holder's option, the Note shall not be repaid by the Company and shall remain convertible and accrue interest, until such date as is designated by Holder but not later than 180 days after the Effective Date.

     (e) If the Effective Date has not occurred by the 180th day after the Completion Date, then, in addition to the Holder's other remedies, the interest rate under the Note shall be further increased to 18% per annum (or, if less, the highest rate permitted by law) until the Effective Date.

     (f) The Company shall reserve for issuance on conversion and exercise of this Note and the Warrant (as defined in the Subscription Agreement) 8,500,000 shares of Common Stock. The Company shall use its best efforts promptly to list on NASDAQ all shares of Common Stock which are issued upon conversion of this Note.

     (g)  Conversion of the Note is subject to the following restrictions:

          (i) If the Effective Date shall have occurred on or before the 90th day after the Completion Date, no more than 10% of the initial principal amount of this Note shall be convertible in any calendar month (with the unconverted portion of each month's installment being carried forward to later months), provided that the restriction in this clause (i) shall no longer apply if:

               (A) the closing bid price of a share of Common Stock from and after any day on which the closing bid price of the Common Stock was $7 or more on NASDAQ (or such other securities exchange where the common stock may then be listed); or

               (B) if L.L. Osterwise for any reason is no longer the CEO of the Company.

          (ii) The Note shall be convertible at any time only to the extent that Holder would not as result of such exercise beneficially own more than 4.99% of the then outstanding Common Stock. Beneficial ownership shall be defined in accordance with Rule 13(d)-3 under the Securities Exchange Act of 1934. The opinion of counsel to Holder shall prevail in the event of any dispute on the calculation of Holder's beneficial ownership.

     (h)  Adjustments to Conversion Rights.

          (i) If any capital reorganization or reclassification of the common stock, or consolidation or merger of the Company with or into another corporation, or the sale or conveyance of all or substantially all of its assets to another corporation shall be effected, then, as a condition precedent of such reorganization or sale, the following provision shall be made: The Holder of the Note shall from and after the date of such reorganization or sale have the right to receive (in lieu of the shares of common stock of the Company immediately theretofore receivable with respect to the Note, upon the exercise of conversion rights), such shares of stock, securities or assets as would have been issued or payable with respect to or in exchange for the number of outstanding shares of such common stock immediately theretofore receivable with respect to the Note (assuming the Note were then convertible). In any such case, appropriate provision shall be made with respect to the rights and interests of the Holders to the end that such conversion rights (including, without limitation, provisions for appropriate adjustments) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise thereof.

3. Redemption Rights. In the event that the Holer proposes to convert all or any portion of the principal or interest of this Note at a conversion price of less than $3, the Company shall at its option be entitled to redeem all or any portion of the Note proposed to be converted, Such option shall be exercisable by paying to the Holder, within three business days after the date of such proposed conversion, 110% of the amount of the principal and interest proposed to be converted.

4. The Company converts and agrees that all shares of Common Stock which may be issued upon conversion of this Note will, upon issuance, be duly and validly issued, fully paid and non-assessable and no personal liability will attach to the holder thereof.

5. Purchase for Investment. The Holder, by acceptance hereof, acknowledges that the Note (and the Common Stock into which the Note is convertible) has not been registered under the Act, covenants and agrees with the Company that such Holder is taking and holding this Note (and the Common Stock into which the Note is convertible) for investment purposes and not with a view to, or for sale in connection with, a distribution thereof and that this Note (and the Common Stock into which the Note is convertible) may not be assigned, hypothecated or otherwise disposed of in the absence of an effective registration statement under the Act or an opinion of counsel for the Holder, which counsel shall be reasonably satisfactory to the Company, to the effect that such disposition is in compliance with the Act, and represents and warrants that such Holder is an "accredited investor" that such Holder has, or with its representative has, such knowledge and experience in financial and business matters to be capable of evaluating the merits and risks in respect of this Note (and the Common Stock into which the Note is convertible) and is able to bear the economic risk of such investment.

6.   Events of Default and Acceleration of the Note.

     (a) An "event of default" with respect to this Note shall exist if any of the following shall occur, if:

          (i) The Company shall breach or fail to comply with any provision of this Note and such breach or failure shall continue for 15 days after written notice by any Holder of any Note to the Company.

          (ii) A receiver, liquidator or trustee of the Company or of a substantial part of its properties shall be appointed by court order and such order shall remain in effect for more than 15 days; or the Company shall be adjudicated bankrupt or insolvent; or a substantial part of the property of the Company shall be sequestered by court order and such order shall remain in effect for more than 15 days; or a petition to reorganize the Company under any bankruptcy, reorganization or insolvency law shall be filed against the Company and shall not be dismissed within 45 days after such filing.

          (iii)The Company shall file a petition in voluntary bankruptcy or request reorganization under any provision of any bankruptcy, reorganization or insolvency law, or shall consent to the filing of any petition against it under any such law.

          (iv) The Company shall make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or consent to the appointment or a receiver, trustee or liquidator of the Company, or of all or any substantial part of its properties.

     (b) If an event of default referred to in clause (i) shall occur, the Holder may, in addition to such Holder's other remedies, by written notice to the Company, declare the principal amount of this Note, together with all interest accrued thereon, to be due and payable immediately. Upon any such declaration, such amount shall become immediately due and payable and the Holder shall have all such rights and remedies provided for under the terms of this Note and the Subscription Agreement. If an event of default referred to in clauses
          (ii), (iii) or (iv) shall occur, the principal amount of this Note, together with all interest accrued thereon, shall become immediately due and payable and the Holder shall have all such rights and remedies provided for under the terms of this Note and Subscription Agreement.

7.   Miscellaneous.

     (a) All notices and other communications required or permitted to be given hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telegram, by facsimile, recognized overnight mail carrier, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows: (a) if to the Holder, to such address as such Holder shall furnish to the Company in accordance with this Section, or (b) if to the Company, to it at its headquarters office, or to such other address as the Company shall furnish to the Holder in accordance with this Section.

     (b) This note shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed entirely within such state.

     (c) The Company waives protest, notice of protest, presentment, dishonor, notice of dishonor and demand.

     (d) If any provision of this Note shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, but his Note shall be construed as if such invalid or unenforceable provision had never been contained herein.

     (e) The waiver of any event of default or the failure of the Holder to exercise any right or remedy to which it may be entitled shall not be deemed a waiver of any subsequent event of default or of the Holder's right to exercise that or any other right or remedy to which the Holder is entitled.

     (f) The Holder of this Note shall be entitled to recover its legal and other costs of collecting on this Note, and such costs shall be deemed added to the principal amount of this Note.

     (g) In addition to all other remedies to which the Holder may be entitled hereunder, Holder shall also be entitled to decrees of specific performance without posting bond or other security.

     IN WITNESS WHEREOF, the Company has caused this Note to be duly executed on the date set forth below.

Dated:________________


                               SCANGRAPHICS, INC.


                               By:___________________________

                                    EXHIBIT B

Neither this Warrant nor the shares of Common Stock issuable on exercise of this Warrant have been registered under the Securities Act of 1933. None of such securities may be transferred in the absence of registration under such Act or an opinion of counsel to the effect that such registration is not required.

                               SCANGRAPHICS, INC.

                                     WARRANT

DATED:

Number of Shares:

Holder:

Address:


__________________________


1. THIS CERTIFIES THAT the Holder is entitled to purchase from SCANGRAPHICS, INC., a Pennsylvania corporation (hereinafter called the "Company"), at $4 per share the number of shares of the Company's common stock ("Common Stock") set forth above.

2. All rights granted under this Warrant shall expire on June 1, 2001, subject to the earlier termination as set forth in Section 3.

3.   Early expiration.

     (a)  The following terms shall have the following definitions:

          (i) Effective Date means the date of the effectiveness of the registration statement ("Registration Statement") referred to in a Subscription Agreement dated as of the date of this Warrant (the "Subscription Agreement").

          (ii) The "30-day Price" means the closing bid price (on NASDAQ or such other securities exchange where the common stock may then be listed) of the Common Stock on not less than 30 days in any consecutive 45-day period (the "Test Period") which begins after the Effective Date and through which the Registration Statement continues to be effective.

     (b) If any 30-day Price is not less than $8 per share in any Test Period, then, as of the end of such Test Period, this Warrant shall expire as to 1/3 of the shares of Common Stock initially purchasable thereunder.

     (c) If any 30-day Price is not less than $10 per share in any Test Period, then, as of the end of such Test Period, this Warrant shall expires as to 2/3 of the shares of Common Stock initially purchasable thereunder on a basis which is cumulative with any expiration theretofore occurring under Section (b).

     (d) If any 30-day Price is not less than $12 per share in Test Period, then, as of the end of such Test Period, then as of the last day of the Test Period, this Warrant shall expire in full.

4. Notwithstanding anything to the contrary contained herein, Holder shall not have the right to exercise this Warrant so long as and to the extent that at the time of such exercise, such exercise would cause the Holder then to be the "beneficial owner" of five percent (5%) or more of the Company's then outstanding Common Stock. For purposes hereof, the term "beneficial owner" shall have the meaning ascribed to it in Section 13(d) of the Securities Exchange Act of 1934. The opinion of legal counsel to Holder, in form and substance satisfactory to the Company and the Company's counsel, shall prevail in all matters relating to the amount of Holder's beneficial ownership.

5. This Warrant and the Common Stock issuable on exercise of this Warrant (the "Underlying Shares") may be transferred, sold, assigned, or hypothecated, only if registered by the Company under the Securities Act of 1933 (the "Act") of if the Company has received from counsel to the Company a written opinion to the effect that registration of the Warrant or the Underlying Shares is not necessary in connection with such transfer, sale, assignment or hypothecation. The Warrant and the Underlying Shares shall be appropriately legended to reflect this restriction and stop transfer instructions shall apply. The Holder shall through its counsel provide such information as is reasonably necessary in connection with such opinion.

6. The Holder of this Warrant is entitled to certain registration rights under the Subscription Agreement.

7.   Any permitted assignment of this Warrant shall be effected by the Holder by
     (i) executing the form of assignment at the end hereof, (ii) surrendering the Warrant for cancellation at the office of the Company, accompanied by the opinion of counsel to the Company referred to above; and (iii) unless in connection with an effective registration statement which covers the sale of this Warrant and or the shares underlying the Warrant, delivery to the Company of a statement by the transferee (in a form acceptable to the Company and its counsel) that such Warrant is being acquired by the Holder for investment and not with a view to its distribution or resale; whereupon the Company shall issue, in the name or names specified by the Holder (including the Holder) new Warrants representing in the aggregate rights to purchase the same number of Shares as are purchasable under the Warrant surrendered. Such Warrants shall be exercisable immediately upon any such assignment of the number of Warrants assigned. The Transferor will pay all relevant transfer taxes. Replacement warrants shall bear the same legend as is borne by this Warrant.

8. The term "Holder" should be deemed to include any permitted record transferee of this Warrant.

9. The Company covenants and agrees that all shares of Common Stock which may be issued upon exercise hereof will, upon issuance, by duly and validly issued, fully paid and non-assessable and no personal liability will attached to the holder thereof. The Company further covenants and agrees that, during the periods within which this Warrant may be exercised, the Company will at all times have authorized and reserved a sufficient number of shares of Common Stock for issuance upon exercise of this Warrant and all other Warrants.

10. This Warrant shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company.

11. In the event that as a result of reorganization, merger, consolidation, liquidation, recapitalization, stock split, combination of shares or stock dividends payable with respect to such Common Stock, the outstanding shares of Common Stock of the Company are at any time increased or decreased or changed into or exchanged for a different number or kind of share or other security of the Company or of another corporation, then appropriate adjustments in the number and kind of such securities then subject to this Warrant shall be made effective as of the date of such occurrence so that the position of the Holder upon exercise will be the same as it would have been had it owned immediately prior to the occurrence of such events the Common Stock subject to this Warrant. Such adjustment shall be made successively whenever any event listed above shall occur and the Company will notify the Holder of the Warrant of each such adjustment. Any fraction of a share resulting from any adjustment shall be eliminated and the price per share of the remaining shares subject to this Warrant adjusted accordingly.

12. The rights represented by this Warrant may be exercised at any time within the period above specified by (i) surrender of this Warrant (with the purchase form at the end hereof properly executed) at the principal executive office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Company); (ii) payment to the Company of the exercise price for the number of Shares specified in the above-mentioned purchase form together with applicable stock transfer taxes, if any; and (iii) unless in connection with an effective registration statement which covers the sale of the shares underlying the Warrant, the delivery to the Company of a statement by the Holder (in a form acceptable to the Company and its counsel) that such Shares are being acquired by the Holder for investment and not with a view of their distribution or resale.

13. The certificates for the Common Stock so purchased shall be delivered to the Holder within a reasonable time, not exceeding five business days after all requisite documentation has been provided, after the rights represented by this Warrant shall have been so exercised, and shall bear a restrictive legend with respect to any applicable securities laws.

14. This Warrant shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. The federal and state courts in the city of Philadelphia shall have exclusive jurisdiction over this instrument and the enforcement thereof. Service or process shall be effective by certified mail, return receipt requested. All notices shall be in writing and shall be deemed given upon receipt by the party to whom addressed. This instrument shall be enforceable by decrees of specific performances well as other remedies.

     IN WITNESS WHEREOF, Scangraphics, Inc. has caused this Warrant to be signed by its duly authorized officers under Its corporate seal, and to be dated as of the date set forth above.


                               SCANGRAPHICS, INC.



                               By:___________________________

                                   Exhibit 4.5


Neither this Warrant nor the shares of Common Stock issuable on exercise of this Warrant have been registered under the Securities Act of 1933. None of such securities may be transferred in the absence of registration under such Act or an opinion of counsel to the effect that such registration is not required.

                               SCANGRAPHICS, INC.

                                     WARRANT

DATED:                              01 June 1997
                                    ------------

Number of Shares:                   2,100,000
                                    ------------

Holder:                             Broad Capital Associates
                                    ------------------------

Address:                            152 West Broadway, New York, NY  10019
                                    --------------------------------------

I. THIS CERTIFIES THAT the Holder is entitled to purchase from SCANGRAPHICS, INC., a Pennsylvania corporation (hereinafter called the "Company"), at $4 per share the number of shares of the Company's common stock ("Common Stock") set forth above.

II. All rights granted under this Warrant shall expire on June 2, 2001, subject to earlier termination as set forth in Section 3.

III. Early Expiration.

     A.   The following terms shall have the following definitions:

          1. Effective Date means the date of the effectiveness of the registration statement (the "Registration Statement") referred to in the Subscription Agreement dated as of the date of this Warrant (the "Subscription Agreement").

          2. The "30-day Price" means the closing bid price (on NASDAQ or such other securities exchange where the common stock may then be listed) of the Common Stock on not less than 30 days in any consecutive 45-day period (the "Test Period") which begins after the Effective Date and through which the Registration Statement continues to be effective.

     B. If any 30-day Price is not less than $8 per share in any Test Period, then, as of the end of such Test Period, this Warrant shall expire as to the 1/3 of the shares of Common stock initially purchased thereunder.

     C. If any 30-day Price is not less than $10 per share in any Test Period, then, as of the end of such Test Period, this Warrant shall expire as to 2/3 of the shares of Common stock initially purchasable thereunder on a basis which is cumulative with any expiration theretofore occurring under Section (b).

If any 30-day Price is not less than $12 per share in any Test period, then, as of the end of such Test Period, this Warrant shall expire in full.

4. Notwithstanding anything to the contrary contained herein, Holder shall not have the right to exercise this Warrant so long as and to the extent that at the time of such exercise, such exercise would cause the Holder then to be the "beneficial owner" of five percent (5%) or more of the Company's then outstanding Common Stock. For the purposes hereof, the term "beneficial owner" shall have the meaning ascribed to it in Section 13(d) of the Securities Exchange Act of 1934. The opinion of legal counsel to Holder, in form and substance satisfactory to the Company and the Company's counsel, shall prevail in all matters relating to the amount of Holder's beneficial ownership.

5. This Warrant and the Common Stock issuable on exercise of this Warrant (the "Underlying Shares") may be transferred, sold, assigned or hypothecated, only if registered by the Company under the Securities Act of 1933 (the "Act") or if the Company has received from counsel to the Company a written opinion to the effect that registration of the Warrant or the Underlying Shares is not necessary in connection with such transfer, sale, assignment or hypothecation. The Warrant and the Underlying Shares shall be appropriately legended to reflect this restriction and stop transfer instructions shall apply. The Holder shall through its counsel provide such information as is reasonably necessary in connection with such opinion.

6. The holder of this warrant is entitled to certain registration rights under the Subscription Agreement.

7.   Any permitted assignment of this Warrant shall be effected by the Holder by
     (i) executing the form of assignment at the end hereof, (ii) surrendering the Warrant for cancellation at the office of the Company, accompanied by the opinion of counsel to the Company referred to above; and (iii) unless in connection with an effective registration statement which covers the sale of this Warrant and or the shares underlying the Warrant, delivery to the Company of a statement by the transferee (in a form acceptable to the Company and its counsel) that such Warrant is being acquired by the Holder for investment and not with a view to its distribution or resale; whereupon the Company shall issue, in the name or names specified by the Holder (including the Holder) new Warrants representing in the aggregate rights to purchase the same number of Shares as are purchasable under the Warrant surrendered. Such Warrants shall be exercisable immediately upon any such assignment of the number of Warrants assigned. The transferor will pay all relevant transfer taxes. Replacement warrants shall bear the same legend as is borne by this Warrant.

8. The term "Holder" should be deemed to include any permitted record transferee of this Warrant.

9. The Company covenants and agrees that all shares of Common Stock which may be issued upon exercise hereof will, upon issuance, be duly and validly issued, fully paid and non-assessable and no personal liability will attach to the holder thereof. The Company further covenants and agrees that, during the periods within which this Warrant may be exercised, the

     Company will at all times have authorized and reserved a sufficient number of shares of Common Stock for issuance upon exercise of this Warrant and all other Warrants.

10. The Warrant shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company.

11. In the event that as a result of reorganization, merger, consolidation, liquidation, recapitalization, stock split, combination of shares or stock dividends payable with respect to such Common Stock, the outstanding shares of Common Stock of the Company are at any time increased or decreased or changed into or exchanged for a different number or kind of share or other security of the Company or of any corporation, then appropriate adjustments in the number and kind of such securities then subject to this Warrant shall be made effective as of the date of such occurrence so that the position of the Holder upon exercise will be the same as it would have been had it owned immediately prior to the occurrence of such events the Common Stock subject to this Warrant. Such adjustments shall be made successively whenever any event listed above shall occur and the Company will notify the Holder of the Warrant of each such adjustment. Any fraction of a share resulting from any adjustment shall be

I. eliminated and the price per share of the remaining shares subject to this Warrant adjusted accordingly.

II. The rights represented by this Warrant may be exercised at any time within the period above specified by (i) surrender of this Warrant (with the purchase form at the end hereof properly executed) at the principal executive office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Company); (ii) payment to the Company of the exercise price for the number of Shares specified in the above-mentioned purchase form together with applicable stock transfer taxes, if any; and (iii) unless in connection with an effective registration statement which covers the sale of the shares underlying the Warrant, the delivery to the Company of a statement by the Holder (in a form acceptable to the Company and its counsel) that such Shares are being acquired by the Holder for investment and not with a view to their distribution or resale.

III. The certificates for the Common Stock so purchased shall be delivered to the Holder within a reasonable time, not exceeding five business days after all requisite documentation has been provided, after the rights represented by this Warrant shall have been so exercised, and shall bear a restrictive legend with respect to any applicable securities laws.

IV. This Warrant shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. The federal and state courts in the city of Philadelphia shall have exclusive jurisdiction over this instrument and the enforcement thereof. Service of process shall be effective if any certified mail, return receipt requested. All notices shall be in writing and shall be deemed given upon receipt by the party to whom addressed. This instrument shall be enforceable by decrees of specific performances as well as other remedies.

     IN WITNESS WHEREOF, Scangraphics, Inc. has caused this Warrant to be signed by its duly authorized officers under Its corporate seal, to be dated as of the date set forth above.


                                      SCANGRAPHICS, INC.


                                      By:  /s/ Laurence L. Osterwise
                                           -------------------------
                                               Laurence L. Osterwise

                                   EXHIBIT 5.1


                                  July 22, 1997



U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

     We have acted as special Pennsylvania counsel to Scan-Graphics, Inc., a Pennsylvania corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, relating to an aggregate of 6,061,270 shares of Common Stock, $.001 par value per share, of the Company (the "Shares") including an aggregate of 6,046,270 Shares which are issuable upon (a) conversion of certain outstanding convertible securities of the Company or (b) exercise of certain outstanding warrants to purchase Shares.

     In connection with this opinion, we have examined the originals, or copies, certified or otherwise identified to our satisfaction, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinions hereinafter expressed. In making such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as copies, the completeness of all documents furnished to us and the genuineness of all signatures of the respective parties to such documents. As to various questions of fact relevant to our opinion, we have relied where appropriate, and without further investigation on our part, upon certificates of public officials and statements or certificates of officers or representatives of the Company and others. Insofar as this opinion relates to securities to be issued in the future, we have assumed that all applicable laws, regulations and rules in effect at the time or of such issuance are the same as those in effect on the date hereof.

     Based upon and subject to the foregoing, we are of the opinion that the Shares (including the Shares issuable upon conversion of outstanding convertible securities or exercise of outstanding warrants), when issued and delivered against payment therefor in accordance with the terms of the respective convertible securities or warrants under which they are issued and in accordance with the terms of the Registration Statement, will be legally issued, fully paid and nonassessable.

     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and we further consent to the reference made to us under the caption "Legal Opinion" in the Registration Statement.

U.S. Securities and Exchange Commission
July 22, 1997
Page 2


     The law covered by the opinion expressed herein is limited to the corporate laws of the Commonwealth of Pennsylvania.

                         Very truly yours,


                        /s/ Dilworth, Paxson, Kalish & Kauffman LLP
                            ---------------------------------------
                            DILWORTH, PAXSON, KALISH &
                            KAUFFMAN LLP

                                  EXHIBIT 23.2


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




Scan-Graphics, Inc.
Limerick, Pennsylvania


We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated February 27, 1997, relating to the consolidated financial statements and schedule of Scan-Graphics, Inc. appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

We also consent to the reference to us under the caption "Experts" in the Prospectus.


                              /s/ BDO Seidman, LLP
                              --------------------
                                  BDO SEIDMAN, LLP


Philadelphia, Pennsylvania
July 23, 1997